EXHIBIT 99.1

Acasti Pharma Announces Results for Third Quarter of Fiscal 2021

LAVAL, Quebec, Feb. 09, 2021 (GLOBE NEWSWIRE) -- Acasti Pharma Inc. (“Acasti or the “Company”) (NASDAQ: ACST – TSX-V: ACST) today announced its operating and financial results for the third quarter of fiscal 2021 ended December 31, 2020.

Recent Events:

Engaged Oppenheimer & Co. Inc. to Assist in Strategic Review. On September 29, 2020 the Company announced that it had commenced a formal process to explore and evaluate strategic alternatives to enhance shareholder value. Towards this end, Acasti engaged Oppenheimer & Co., Inc., as the Company’s financial advisor to assist in the process. There can be no assurance of a successful outcome from these efforts, or of the form or timing of any such outcome. Acasti expects to devote significant time and resources to identifying and evaluating strategic alternatives, however, there can be no assurance that such activities will result in any agreements or transactions that will enhance shareholder value. The Company does not intend to make any further disclosures regarding the strategic review process unless and until a specific course of action is approved by our Board of Directors.

Third Quarter of Fiscal 2021 Financial Results (US dollars):

The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”).

  Loss from operations for the three months December 31, 2020 was $2.0 million, compared to a loss from operations of $6.1 million for the three months ended December 31, 2019. The change was due mainly to a reduction in R&D, general and administrative expenses, and sales and marketing expenses.
  Net loss for the three months ended December 31, 2020 was $3.2 million or $0.03 per share, a decrease of $8.9 million from the net loss $12.1 million or $0.14 per share for the three months ended December 31, 2019. The reduction in net loss, resulted primarily from net financial expenses decreasing by $4.7 million to a loss of $1.3 million for the three months ended December 31, 2020, as compared to net financial expenses of $6.0 million for the three months ended December 31, 2019. This is due mostly to a decreased impact from the change in fair value of the derivative warrant liability as compared to the comparative fiscal quarter in 2019, caused by a proportionately higher decrease in the quarter over quarter closing share price partly offset by a reduction in the number of warrants outstanding due to exercises during the prior year.
  R&D expenses before depreciation, amortization and stock-based compensation expense for the three months ended December 31, 2020 totaled $620 thousand compared to $3.2 million for the three months ended December 31, 2019. The net decrease was mainly attributable to a reduction in research contracts with the reduction in R&D activities as well as a reduction in headcount within the department.
  General and Administrative expenses before stock-based compensation expenses were $931 thousand for the three-months ended December 31, 2020 and decreased by $262 thousand from $1.2 million for the three months ended December 31, 2019. This decrease is mostly a result of a $251 thousand decrease related to legal and professional fees.
  Sales and Marketing expenses before stock-based compensation expenses were $488 thousand for the three months ended December 31, 2020 compared to $562 thousand for the three months ended December 31, 2019. The change was related to severances associated to the reduction in headcount in the department of $118 thousand, offset by the reduction in professional fees and other sales activities of $192 thousand as a result of an end to planned pre-launch marketing activities for CaPre.
  Cash flows Cash, cash equivalents totaled $26.5 million as of December 31, 2020, compared to $14.2 million at March 31, 2020. Acasti believes that existing cash will fully fund the Company’s operations through to an eventual completion of the evaluation of strategic options or at least through the next 12 months, but there can be no assurance as to when or whether Acasti will complete any strategic transaction or collaboration. The Company’s ability to continue as a going concern is dependent upon its ability to achieve a successful strategic alternative and ultimately generate cashflows to meet its obligations.

About Acasti

Acasti is a biopharmaceutical innovator that has historically focused on the research, development and commercialization of prescription drugs using OM3 fatty acids delivered both as free fatty acids and bound-to-phospholipid esters, derived from krill oil. OM3 fatty acids have extensive clinical evidence of safety and efficacy in lowering triglycerides in patients with hypertriglyceridemia, or HTG. CaPre, an OM3 phospholipid therapeutic, was being developed for patients with severe HTG.

Forward Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking information” within the meaning of Canadian securities laws and “forward-looking statements” within the meaning of U.S. federal securities laws (collectively, “forward-looking statements”). Such forward-looking statements involve known and unknown risks, uncertainties, and other unknown factors that could cause the actual results of Acasti to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “intends,” “anticipates,” “potential,” “should,” “may,” “will,” “plans,” “continue”, “targeted” or other similar expressions to be uncertain and forward-looking. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

The forward-looking statements contained in this press release are expressly qualified in their entirety by this cautionary statement, the “Special Note Regarding Forward-Looking Statements” section contained in Acasti’s latest annual report on Form 10-K and quarterly report on Form 10-Q, which are available on EDGAR at www.sec.gov/edgar.shtml, on SEDAR at www.sedar.com and on the investor section of Acasti’s website at www.acastipharma.com. All forward-looking statements in this press release are made as of the date of this press release. Acasti does not undertake to update any such forward-looking statements whether as a result of new information, future events or otherwise, except as required by law. The forward-looking statements contained herein are also subject generally to assumptions and risks and uncertainties that are described from time to time in Acasti’s public securities filings with the Securities and Exchange Commission and the Canadian securities commissions, including Acasti’s latest annual report on Form 10-K and quarterly report on Form 10-Q under the caption “Risk Factors”.

Neither NASDAQ, the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Acasti Contact:
Jan D’Alvise
Chief Executive Officer
Tel: 450-686-4555
Email: info@acastipharma.com
www.acastipharma.com

Investor Contact:
Crescendo Communications, LLC
Tel: 212-671-1020
Email: ACST@crescendo-ir.com